Exhibit 8.1

December 21, 2012

Healthcare Trust of America, Inc.

16435 N. Scottsdale Road

Suite 320

Scottsdale, Arizona 85254

Re:	Status as a Real Estate Investment Trust

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax considerations in connection with the registration by Healthcare Trust of America, Inc. (the “Company”) of an unspecified amount of shares of its Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), and certain other securities, as more fully described in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 21, 2012 (the “Registration Statement”).

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

In rendering our opinion we examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the following: (1) the Registration Statement, (2) the Amended and Restated Agreement of Limited Partnership of Healthcare Trust of America Holdings, L.P. (the “Operating Partnership”), (3) the Fourth Articles of Amendment and Restatement of the Company, (4) the Company’s Annual Report on Form 10-K for each of the years ended December 31, 2007 through December 31, 2011, (5) records required by the Code and Treasury Regulations relating to stockholder ownership and fair value of assets, prepared by the Company for the year ended December 31, 2011 and (6) such other documents and information provided to us as we deemed relevant to our opinion.

In addition, we have been provided with a certificate, dated December 21, 2012 (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, as the corporation which is directly or indirectly serving as the sole corporate general partner of the Operating Partnership, setting forth certain representations relating to the formation and operation of the Company and its subsidiaries.

Healthcare Trust of America, Inc., December 21, 2012 - Page 2

For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents, the Officer’s Certificate, the partnership agreement for the Operating Partnership or the Registration Statement. We have consequently assumed, with your permission, that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have also relied upon the opinion of Venable LLP, dated December 21, 2012, with respect to Maryland law.

We have also assumed for the purposes of this opinion that (i) the Company is validly organized and duly incorporated under the laws of the State of Maryland, (ii) the Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware, (iii) each other subsidiary of the Company is duly organized and a validly existing limited liability company or corporation under the laws of its state of organization, (iv) the transactions described in or contemplated by any of the aforementioned documents have been or will be consummated in accordance with the operative documents, (v) the operative documents are enforceable in accordance with their terms, (vi) the Company has been and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Registration Statement and the other relevant documents referred to above and (vii) the representations in the Officer’s Certificate are and will remain true, correct and complete and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) or with similar qualification or that are qualified as to materiality are and will be true, correct and complete as if made without such qualification. Any material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

Based on the foregoing, we are of the opinion that:

1. The Company has qualified for treatment as a real estate investment trust (“REIT”) under the Code for its taxable years ended December 31, 2007 through December 31, 2011 and the Company’s current organization and method of operation, if continued, will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2012 and each taxable year thereafter.

2. The statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” considered as a whole and insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and complete in all material respects.

However, such section of the Registration Statement is not exhaustive and does not purport to discuss any state or local tax considerations or all possible federal income tax considerations of the purchase, ownership and disposition of Class A Common Stock or other securities. In addition, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders and the diversity of its stock ownership. O’Melveny & Myers LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership and their subsidiaries, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

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Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Operating Partnership, one or more of the other subsidiaries of the Company or to any investment therein. Furthermore, we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter, and we are not undertaking to update this letter after the date hereof.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, we hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K that is incorporated by reference in the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP